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Exhibit 99.1 Press Release dated March 26, 1998



                                       RE: DELPHI INFORMATION SYSTEMS, INC.
                                           3501 ALGONQUIN ROAD
                                           ROLLING MEADOWS, IL 60008
                                           (847) 506-3100

                                NASDAQ:  DLPH

FOR FURTHER INFORMATION:

     AT DELPHI:                        AT THE FINANCIAL RELATIONS BOARD:
     Reid Simpson                      Jim Berger
     Senior VP/CFO                     General Information
     (847) 506-3100                    (312) 640-6689
     rsimpson@dlph.com


FOR IMMEDIATE RELEASE
MARCH 26, 1998

                       DELPHI ADOPTS SHAREHOLDER RIGHTS PLAN;
                       ANNOUNCES REVERSE STOCK SPLIT PROPOSAL

ROLLING MEADOWS, IL., MARCH 26, 1998-DELPHI INFORMATION SYSTEMS, INC. (NASDAQ: DLPH), a leading provider of integrated business solutions to the insurance industry, today announced the adoption of a stockholder rights plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the company's common stock.

The Rights are intended to enable all Delphi stockholders to realize the long-term value of their investment in the company as well as to protect Delphi's other constituents including its customer base, according to company management.

Delphi also announced that it intends to submit to stockholders for their approval at a special meeting scheduled for May 6, 1998, a proposal to effect a 1-for-5 reverse split of the company's common stock to create a higher per-share price, principally to satisfy the Nasdaq Small Cap Market minimum bid price of $ 1.00 per share as well as to broaden its potential investment base and rationalize the company's current capital structure.

The Rights are designed to assure that all Delphi stockholders receive fair and equal treatment in the event of a proposed takeover of the company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive or unfair tactics to gain control of the company without paying all stockholders a control premium or a price that would be in the best interests of stockholders, according to company management.


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Each right will entitle stockholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $25.00. The Rights will be exercisable only if a person or group (other than certain exempt persons) acquires 15 percent or more of Delphi common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock.

If a person or group (other than certain exempt persons) acquires 15 percent or more of Delphi's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Delphi's common shares having a market value of twice the Right's exercise price. In addition, if at any time after a person or group (other than certain exempt persons) acquires 15 percent or more of the company's common stock, the company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at A Right's then-current exercise price, a number of the acquiring Company's common shares having market value at the time of twice the Right's exercise prices.

Following the acquisition by a person or group (other than certain exempt persons) of beneficial ownership of 15 percent or more of the company's common stock and prior to an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the Rights (other than those owned by such person or group), in whole or in part, at the exchange ratio of one share of common stock (or one-hundredth of a share of the new series of junior participation preferred stock) per Right.

Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the company's common stock, the Rights are redeemable for $0.001 per right at the option of the Board of Directors.

The dividend distribution will be made to shareholders of record as of the close of business on March 23. 1998, and the rights will expire on March 23, 2008, unless redeemed earlier or exchanged. The Right distribution is not taxable to shareholders.

Details of the Rights distribution are contained in a letter to shareholders.

Founded in 1976, Delphi Information Systems, Inc. is the leading supplier of information and technology to the property and casualty insurance industry with a family of solutions and services for the agency, brokerage, MGA and carrier marketplaces. As an independent provider, Delphi is able to focus its efforts on delivering the highest quality products and services to enhance the insurance distribution channel, in all aspects of their business.
 For more information on Delphi and its products and services, visit the Delphi Web site at http://www.diph.com.

THIS PRESS RELEASE CONTAINS VARIOUS FORWARD-LOOKING STATEMENTS AND INFORMATION THAT WE BASED ON MANAGEMENT'S BELIEFS AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO VA7Y MATERIALLY FROM THOSE STATED SHOULD ONE OR MORE OF THESE RISKS AND UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING

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ASSUMPTIONS PROVIDE INCORRECT, ACTUAL RESULTS COULD VARY MATERIALLY FROM
THOSE ANTICIPATED, ESTIMATED OR PROJECTED. CERTAIN OF THESE RISKS AND UNCERTAINTIES ARE DESCRIBED IN MORE DETAIL IN THE COMPANY'S REGISTRATION STATEMENTS ON FORM S3 FILED UNDER THE SECURITIES ACT OF 1933, REGISTRATION NO. 333-12 781, AND THE COMPANY'S PERIODIC FILINGS SUBJECT TO THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISION TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS AND DEVELOPMENTS.

      FOR ADDITIONAL INFORMATION REGARDING DELPHI FREE OF CHARGE VIA FAX, DIAL 1-800-PRO-INFO AND USE THE COMPANY'S STOCK SYMBOL, "DLPH."